EXHIBIT 18

[ERNST & YOUNG LLP LETTERHEAD]

November 7, 2003

Board of Directors Georgia-Pacific Corporation

Note 8 of the notes to the unaudited consolidated financial statements of Georgia-Pacific Corporation included in its Form 10-Q for the period ended September 27, 2003 describes a change in the date (from October 31 to July 1) of the Company's annual goodwill impairment test required under Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and other Intangible Assets. There are no authoritative criteria for determining a 'preferable' measurement date for this analysis based on the particular circumstances; however, we conclude that such change in the method of applying SFAS No. 142 is to an acceptable alternative which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 28, 2002, and therefore we do not express any opinion on any financial statements of Georgia-Pacific Corporation subsequent to that date.

Very truly yours, /s/ Ernst & Young LLP Ernst & Young LLP